UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2024

Ocuphire Pharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34079	11-3516358
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

37000 Grand River Avenue, Suite 120 Farmington Hills, MI	48335
(Address of principal	(Zip Code)
executive offices)

Registrant's telephone number, including area code: (248) 957-9024

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	OCUP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 14, 2024, Ocuphire Pharma, Inc., (the “Company”) announced the appointment of Nirav Jhaveri as the Company’s Chief Financial Officer (“CFO”), effective February 12, 2024 (the “Effective Date”). Mr. Jhaveri will serve as the Company’s Principal Financial Officer, a position formerly held by Amy Rabourn, the Company’s Senior Vice President of Finance, on an interim basis during the search for a new CFO.

Mr. Jhaveri, age 46, previously served as the Chief Financial Officer of Insilico Medicine, an artificial intelligence-based biotechnology research and development company, a position he held from 2021 to 2023. Prior to Insilico Medicine, he served as Chief Financial Officer of Journey Medical Corporation, a commercial-stage biopharmaceutical company, from 2020 to 2021.  Prior to that position, Mr. Jhaveri was Vice President, Business Development, at Fortress Biotech, a biopharmaceutical company with commercial-stage products and development-stage product candidates, from 2014 to 2020. Earlier in his career, he held roles in equity research at Citigroup and investment banking at Bank of America. He earned his B.A. in Chemistry and Economics from the University of Pennsylvania and his MBA from New York University’s Stern School of Business.  Mr. Jhaveri is a Chartered Financial Analyst (CFA) charterholder.

In connection with Mr. Jhaveri’s appointment as the Company’s Chief Financial Officer, the Company entered into an employment agreement with Mr. Jhaveri on February 13, 2024 and the first amendment thereto on February 16, 2024 (such employment agreement, as amended, the “Employment Agreement”), in each case effective as of February 12, 2024. The Employment Agreement provides for (i) the payment to Mr. Jhaveri of an annualized base salary of $410,000, (ii) an option to purchase 210,000 shares of Company common stock under the Company’s 2021 Inducement Plan (as such plan may be amended, modified or replaced, the “Inducement Plan”) (such award, the “Stock Option Award”), and (iii) a Restricted Stock Award (as such term is defined in the Inducement Plan) for 140,000 shares of the Company’s common stock (the “RSU Award” and, together with the Stock Option Award, the “Equity Awards”).

The Equity Awards are subject to the following vesting requirements: (i) 25% of the shares subject to the Stock Option Award will vest on the first anniversary of the Effective Date, with the balance of the shares vesting quarterly in 12 equal installments thereafter; and (ii) the RSU Award will vest in 4 equal annual installments on the first, second, third and fourth anniversaries of the Effective Date, in each case of the foregoing clauses (i) and (ii) subject to Mr. Jhaveri’s continued employment with the Company on each such vesting date and the other terms and conditions of the Employment Agreement and the Inducement Plan.

Mr. Jhaveri is also eligible to receive a discretionary annual cash bonus of up to 45% of the base salary actually paid to Mr. Jhaveri during the applicable fiscal year, which bonus will be based upon the achievement of certain performance goals and objectives for such fiscal year.

If Mr. Jhaveri’s employment is terminated by the Company without cause or by Mr. Jhaveri for Good Reason (as defined in the Employment Agreement), he will be entitled to receive a severance payment equal to 0.75 times the sum of (a) his annual base salary as in effect as of the termination date, and (b) an amount equal to a prorated portion of his target performance bonus for the year in which the termination date occurs. The severance will be paid in nine equal installments.

If, within 12 months following a Change of Control (as such term is defined in the Employment Agreement), Mr. Jhaveri terminates his employment for Good Reason or if the Company terminates Mr. Jhaveri’s employment other than due to his death, disability or for cause, then he will be entitled to a lump sum payment equal to 0.75 times the sum of (a) his annual base salary as in effect as of the termination date, and (b) his target performance bonus for the year in which the termination date occurs.  In addition, all of Mr. Jhaveri’s remaining equity awards will fully vest on the termination date and become immediately exercisable in accordance with the terms of the applicable original award documents.

The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the Employment Agreement and first amendment thereto, copies of which are filed herewith as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

There are no family relationships between Mr. Jhaveri and any director or executive officer of the Company. There are no related party transactions between the Company and Mr. Jhaveri that would require disclosure under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated February 13, 2024, by and between the Company and Nirav Jhaveri

10.2	First Amendment to Employment Agreement, entered into on February 16, 2024, by and between the Company and Nirav Jhaveri

99.1	Press Release, dated February 14, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 16, 2024	OCUPHIRE PHARMA, INC.

	By:	/s/ Dr. George Magrath
	Name:	Dr. George Magrath
	Title:	Chief Executive Officer